Exhibit 10.9

WikiTechnologies, Inc.
50 Old Kings Highway N
Suite 204
Darien, CT 06820

February 12, 2014

Source Financial, Inc.
Level 6/97 Pacific Highway
North Sydney NSW 2060
Australia
Attention: Hugh Evans, Chief Executive Officer

Gentlemen:

In connection with the separation of WikiTechnologies, Inc. (“Wiki”) from Source Financial, Inc. (“Source”) pursuant to which the outstanding shares of Wiki will be delivered to Marco Garibaldi and Edward DeFeudis in accordance with the terms and subject to the conditions set forth in a letter agreement dated February 10, 2014, and as contemplated thereby, Wiki hereby grants to Source certain rights to purchase all or any portion of the technology now owned and hereafter developed by Wiki (the “Wiki Technology”) in the event a petition in bankruptcy is filed on or before February 12, 2015, by or on behalf of, or against Wiki, pursuant to Title 11 of the United States Code (the “Bankruptcy Act”) on the terms, and subject to the conditions set forth below.

1.
Notice of Bankruptcy Proceedings. Not less than 10 days prior to filing a voluntary petition in bankruptcy under the Bankruptcy Act or after receipt of notice of the filing of an involuntary petition in bankruptcy against Wiki by its creditors, Wiki shall give Source written notice of such filing and promptly furnish Source with copies of documents filed in connection therewith.

2.	Source’s Right of Offer.

(a) At any time within 90 days after the commencement of the proceedings referred to in paragraph 1 (the “Bankruptcy Proceedings”) above, Source may offer to purchase any or all of the Wiki Technology (the “Source Offer”) upon written notice to Wiki, specifying the assets to be purchased (the “Wiki Technology Assets”) and the terms and conditions of purchase (the “Source Offer Notice”).

(b) If Wiki desires to accept the Source Offer, it shall so indicate to Source by written notice within 15 days after the receipt of a Source Offer Notice (“Wiki Acceptance Notice”).  If Wiki accepts the Source Offer, a closing for the purchase and sale of the Wiki Technology Assets described in the Source Offer shall be held within 60 days after Source’s receipt of the Wiki Acceptance Notice, subject to the approval of the court in which the Bankruptcy Proceedings are pending.

(c) If Wiki does not accept the Source Offer and seeks to sell all or any portion of the Wiki Technology to a third party, then as a condition of the acceptance of such other party’s offer instead of the Source Offer, the purchase price for the Wiki Technology Assets included in the Source Offer Notice shall be no less than 110% of the price set forth in the Source Offer.  If the third party offer does not exceed the Source Offer by at least 10%, Wiki shall accept the Source Offer.  If Wiki elects to sell any Wiki Technology to a third party and such party’s offer exceeds the Source Offer by 10%, at the closing of such sale, Source shall be entitled to an amount equal to three percent (3%) of the purchase price from the sale.

(d) Source understands and acknowledges that the provisions of this section are subject to the approval of the court in which the Bankruptcy Proceedings are then pending.

3.	Source’s Right of First Refusal.

(a) If during the course of the Bankruptcy Proceeding, Wiki receives a bona fide offer to purchase all or a portion of the Wiki Technology as to which Source has not submitted an offer, Wiki shall promptly (and not later than three days after receiving such offer) furnish Source with written notice of such offer, including a copy thereof (the “Offer Letter”), which identifies the offeror, the Offered Technology Assets which the offeror has offered to purchase and a description of the terms and conditions of the offer (the “Offer Notice”).

(b) Within fifteen days after receipt of the Offer Notice, Source shall give Wiki written notice of its election to exercise its right of first refusal with respect to the Offered Technology Assets identified in the Offer Letter by agreeing to pay for the same on the terms and subject to the conditions set forth in the Offer Letter (“Acceptance Notice”). If Source does not deliver an Acceptance Notice to Wiki within said fifteen day period, it shall be deemed to have not exercised the right of first refusal granted to it hereby.

(c) If Source exercises its right of first refusal to purchase the Offered Technology Assets identified in the Offer Letter by delivering a timely Acceptance Notice to Wiki, a closing for the purchase and sale of the Offered Technology Assets identified in the Offer Letter shall be held within 60 days after Wiki’s receipt of the Acceptance Notice, subject to the approval of the court in which the Bankruptcy Proceedings are pending.

(d) If Source does not exercise its right to purchase the Offered Technology Assets identified in the Offer Letter by delivering a timely Acceptance Notice to Wiki, Wiki may sell the Offered Technology Assets identified in the Offer Letter to the offeror identified in the Offer Notice on terms and subject to conditions not less favorable to Wiki than those set forth in the Offer Notice within 60 days of the date the Offer Notice was delivered to Source; provided that if such a closing does not occur within such 60-day period, the Offered Technology Assets identified in the Offer Notice will remain subject to the right of first refusal granted to Source hereunder.

4.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

5.
Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to WikiTechnologies, Inc.:

WikiTechnologies, Inc.
50 Old Kings Highway N
Suite 204
Darien, CT 06820
Attn:  Edward C. DeFeudis, CEO

If to Source Financial, Inc:

Source Financial, Inc.
Level 6/97 Pacific Highway
North Sydney NSW 2060
Australia
Attn: Hugh Evans, CEO

With a copy to (which shall not constitute notice):
Eaton & Van Winkle LLP
3 Park Avenue 16 Floor
New York, New York 10016
Attn: Vince McGill, Esq.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

6.
Binding Effect; Assignment.  This agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This agreement shall not be assigned by any party without the prior written consent of the other party.

7.
Severability.  In the event that any particular provision or provisions of this agreement shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon each of Source and Wiki.

If the foregoing accurately sets forth the agreement between us with respect to the subject matter hereof, please so signify by countersigning a copy of this letter in the space provided for your signature below and returning it to us, whereupon it shall constitute a binding agreement between us.

Very truly,

WIKITECHNOLOGIES, INC.

By:	/s/ Edward DeFeudis
Edward DeFeudis
Chief Executive Officer

Accepted and agreed to as of the date first written above.

SOURCE FINANCIAL, INC.

By:	/s/ Hugh Evans
Hugh Evans
Chief Executive Officer